Exhibit 10.3

Dated [—], 2014

Abengoa Yield plc

and

Abengoa Concessions, S.L.

as Support Services Supplier

SUPPORT SERVICES AGREEMENT

Table of Contents

Contents		Page

1	Interpretation	1

2	Appointment of the Support Services SupplierSupport Services Supplier	5

3	Services and Powers of the Support Services SupplierSupport Services Supplier	6

4	Relationship between the Support Services SupplierSupport Services Supplierand the Service Recipients	8

5	Support Services Supplierand Employees	8

6	Information and Records	9

7	Fees and Expenses	10

8	Representations and Warranties of the Support Services SupplierSupport Services Supplierand the Service Recipients	10

9	Liability and Indemnification	12

10	Term and Termination	14

11	General Provisions	15

i

SUPPORT SERVICES AGREEMENT

This Support Services Agreement (the “Agreement”) is made as of the [—] day of [—] 2014, by and among:

(1)	Abengoa Concessions, S.L. a company organized under the laws of the Kingdom of Spain (the “Support Services Supplier”); and

(2)	Abengoa Yield plc, a public limited company incorporated and registered in England and Wales (“Yield”).

This Agreement shall become effective upon the closing of the initial public offering of Yield’s ordinary shares.

RECITALS

(A)	Yield, directly and indirectly, as applicable, holds interests in the Service Recipients (as defined below).

(B)	Yield wishes to engage the Support Services Supplier to provide or arrange for other Service Providers (as defined below) to provide the services set forth in this Agreement to the Service Recipients, subject to the terms and conditions of this Agreement, and the Support Services Supplier wishes to accept such engagement.

Now, therefore, in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

1	Interpretation

1.1	Definitions

In this Agreement, except where the context otherwise requires, the following terms will have the following meanings:

“Abengoa ROFO Agreement” means the agreement dated as of the date hereof between the Abengoa, S.A. and Yield that provides Yield a right of first offer to purchase certain assets of Abengoa, S.A. that may be offered for sale from time to time;

“Acquired Assets” means any contracted revenue assets acquired after the date hereof by any member of the Yield Group, including, but not limited, to any assets acquired pursuant to the Abengoa ROFO Agreement or otherwise agreed upon by Abengoa, S.A. and Yield;

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by such Person, or is under common control of a third Person;

“Annual Fee Amount” means an annual amount equal to $2.5 million, which amount shall be adjusted for inflation annually beginning on January 1, 2015 at the Inflation Factor;

“Business” means the business carried on from time to time by the Yield Group;

“Business Day” means every day except a Saturday or Sunday, or a legal holiday in the City of New York, London or Madrid on which banking institutions are authorized or required by law, regulation or executive order to close;

“Claims” has the meaning assigned thereto in Section 10.1.1 hereof;

“Enterprise Value” means an Acquired Asset’s capitalization plus outstanding indebtedness, minority interest and preferred shares, minus total cash and cash equivalents calculated as of such Acquired Asset’s acquisition closing date.

“Governing Body” means (i) with respect to a corporation, the board of directors of such corporation, (ii) with respect to a limited liability company, the manager(s) or managing member(s) of such limited liability company, (iii) with respect to a limited partnership, the board, committee or other body of the general partner of such partnership that serves a similar function or the general partner itself (or if any such general partner is itself a limited partnership, the board, committee or other body of such general partner’s general partner that serves a similar function or such general partner’s partner) and (iv) with respect to any other Person, the body of such Person that serves a similar function, and in the case of each of (i) through (iv) includes any committee or other subdivision of such body and any Person to whom such body has delegated any power or authority, including any officer and managing director;

“Governing Instruments” means (i) the certificate of incorporation and bylaws in the case of a corporation, (ii) the articles of formation and operating agreement in the case of a limited liability company (iii) the partnership agreement in the case of a partnership, and (iv) any other similar governing document under which an entity was organized, formed or created and/or operates;

“Governmental Authority” means any (i) international, national, multinational, federal, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, agency or instrumentality, domestic or foreign (ii) self-regulatory organization or stock exchange, (iii) subdivision, agent, commission, board, or authority of any of the foregoing, or (iv) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Inflation Factor” means, at any time, the fraction obtained where the numerator is the Consumer Price Index for the United States of America (all items) for the then current year and the denominator is the Consumer Price Index for the United States of America (all items) for the year immediately preceding the then current year, with appropriate mathematical adjustment made to ensure that both the numerator and the denominator have been prepared on the same basis;

“Interest Rate” means, for any day, the rate of interest equal to the overnight U.S. dollar London interbank offered rate on such day;

“Laws” means any and all applicable (i) laws, constitutions, treaties, statutes, codes, ordinances, principles of common law and equity, rules, regulations and municipal bylaws whether domestic, foreign or international, (ii) judicial, arbitral, administrative, ministerial, departmental and regulatory judgments, orders, writs, injunctions, decisions, and awards of any Governmental Authority, and (iii) policies, practices and guidelines of any Governmental Authority which, although not actually having the force of law, are considered by such Governmental Authority as requiring compliance as if having the force of law, and the term “applicable,” with respect to such Laws and in the context that refers to one or more Persons, means such Laws that apply to such Person or Persons or its or their business, undertaking, property or securities at the relevant time and that emanate from a Governmental Authority having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;

“Liabilities” has the meaning assigned thereto in Section 9.1.1 hereof;

“Operating and Administrative Agreements” means the operations and administrative agreements in effect on the date hereof between certain members of the Yield Group and Affiliates of the Support Services Supplier for such Yield Group members’ operating and administrative needs and, with respect to any Acquired Assets, any operations and administrative agreements between any of the Acquired Assets and Affiliates of Abengoa, S.A. for such asset’s operating and administrative needs in effect as of the date of acquisition of the Acquired Asset by a member of the Yield Group; for greater certainty, none of the Operating and Administrative Agreements are, or shall be, amended or terminated, or otherwise altered, by this Agreement;

“Operational and Other Services” means any services provided by any member of the Support Services Supplier Group to any member of the Yield Group, including accounting, administration, advisory services, marketing, agency, development, operating management and other services, including services provided under any Operating and Administrative Agreement;

“Permit” means any consent, license, approval, registration, permit or other authorization granted by any Governmental Authority;

“Person” means any natural person, partnership, limited partnership, limited liability partnership, joint venture, syndicate, sole proprietorship, company or corporation (with or without share capital), limited liability corporation, unlimited liability company, joint stock company, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or Governmental Agency, authority or entity however designated or constituted and pronouns have a similarly extended meaning;

“Quarter” means a calendar quarter ending on the last day of March, June, September or December;

“Service Providers” means the Support Services Supplier, any member of the Support Services Supplier Group and any other entity or individual that the Support Services Supplier has arranged to provide the Services to any Service Recipient;

“Service Recipient” means Yield and its Subsidiaries, as well as any other direct and indirect Subsidiary of Yield acquired or formed after the date hereof that receives Services from a Service Provider pursuant to this Agreement;

“Services” has the meaning assigned thereto in Section 3.1 hereof;

“Subsidiary” means, with respect to any Person, (i) any other Person that is directly or indirectly controlled by such Person, (ii) any trust in which such Person holds all of the beneficial interests or (iii) any partnership, limited liability company or similar entity in which such Person holds all of the interests other than the interests of any general partner, managing member or similar Person;

“Support Service Fee” means, as of the date of determination, an aggregate amount equal to the Annual Fee Amount, plus an amount to be agreed but in principle estimated to be equal to 0.05% of the Enterprise Value of any Acquired Assets as of the date of determination. The Support Services Fee may be increased or decreased from time to time by an agreed upon amount resulting from the amendment of the scope of the Services pursuant to Section 11.1 hereof;

“Support Services Supplier Group” means the Support Services Supplier and its Affiliates (other than any member of the Yield Group) and any other Service Providers;

“Support Services Supplier Indemnified Parties” has the meaning assigned thereto in Section 9.1.1 hereof;

“Support Services Supplier” has the meaning assigned thereto in the preamble;

“Third Party Claim” has the meaning assigned thereto in Section 9.1.2 hereof;

“Yield” has the meaning assigned thereto in the preamble;

“Yield Group” means Yield and its direct and indirect Subsidiaries;

“Yield’s Executive Management” means, with respect to Yield, the senior managers of Yield.

1.2	Headings and Table of Contents

The inclusion of headings and a table of contents in this Agreement are for convenience of reference only and will not affect the construction or interpretation hereof.

1.3	Interpretation

In this Agreement, unless the context otherwise requires:

1.3.1	words importing the singular shall include the plural and vice versa, words importing gender shall include all genders or the neuter, and words importing the neuter shall include all genders;

1.3.2	the words “include”, “includes”, “including”, or any variations thereof, when following any general term or statement, are not to be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as referring to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement;

1.3.3	references to any Person include such Person’s successors and permitted assigns;

1.3.4	any reference to a statute, regulation, policy, rule or instrument shall include, and shall be deemed to be a reference also to, all amendments made to such statute, regulation, policy, rule or instrument and to any statute, regulation, policy, rule or instrument that may be passed which has the effect of supplementing or superseding the statute, regulation, policy, rule or instrument so referred to;

1.3.5	any reference to this Agreement or any other agreement, document or instrument shall be construed as a reference to this Agreement or, as the case may be, such other agreement, document or instrument as the same may have been, or may from time to time be, amended, varied, replaced, amended and restated, supplemented or otherwise modified;

1.3.6	in the event that any day on which any amount is to be determined or any action is required to be taken hereunder is not a Business Day, then such amount shall be determined or such action shall be required to be taken at or before the requisite time on the next succeeding day that is a Business Day; and

1.3.7	except where otherwise expressly provided, all amounts in this Agreement are stated and shall be paid in U.S. currency.

2	Appointment of the Support Services Supplier

2.1	Appointment and Acceptance

2.1.1	Subject to and in accordance with the terms, conditions and limitations in this Agreement, Yield hereby appoints the Support Services Supplier to provide or arrange for other Service Providers to provide the Services to the Service Recipients. This appointment will be subject to the express terms of this Agreement and to each Service Recipient’s Governing Body’s supervision of the Support Services Supplier and obligation to manage and control the affairs of such Service Recipient.

2.1.2	The Support Services Supplier hereby accepts the appointment provided for in Section 2.1.1 and agrees to act in such capacity and to provide or arrange for other Service Providers to provide the Services to the Service Recipients upon the terms, conditions and limitations in this Agreement.

2.2	Other Service Recipients

The parties acknowledge that any Subsidiary of Yield formed or acquired in the future that is not a Service Recipient on the date hereof may become a Service Recipient under this Agreement. In the event that any such addition results in an amendment of the scope of the Services, such amendment shall be effectuated as provided in this Agreement.

Furthermore, the parties agree that in case a Subsidiary of Yield formed or acquired in the future does not have a contract with an Affiliate of the Support Services Supplier for the provision of consultancy as well as technical collaboration and management services locally to that Subsidiary, the Support Services Supplier will also assume the provision of those services, in addition to the scope of this Agreement described in clause 3.1. In exchange for these additional services, the Support Services Supplier will receive an additional compensation as detailed in Section 7.1.2 below

2.3	Subcontracting and Other Arrangements

The Support Services Supplier may subcontract to any other Service Provider or any of its other Affiliates, or arrange for the provision of any or all of the Services to be provided by it under this Agreement by any other Service Provider or any other of its Affiliates, and Yield hereby consents to any such subcontracting or arrangement; provided that the Support Services Supplier shall remain responsible to the Service Recipients for any Services provided by such other Service Provider or Affiliate.

3	Services and Powers of the Support Services Supplier

3.1	Services

The Support Services Supplier will provide, or arrange for the provision by other Service Providers of, and will have the exclusive power and authority to provide or arrange for the provision by other Service Providers of, the following services (the “Services”) to the Service Recipients:

3.1.1	causing or supervising the carrying out of all day-to-day secretarial, accounting, banking, treasury, administrative, liaison, representative, regulatory and reporting functions and obligations;

3.1.2	establishing and maintaining or supervising the establishment and maintenance of books and records;

3.1.3	monitoring and/or oversight of the applicable Service Recipient’s accountants, legal counsel and other accounting, financial or legal advisors and technical, commercial, marketing and other independent experts and managing litigation in which a Service Recipient is sued or commencing litigation after consulting with, and subject to the approval of, the relevant Governing Body;

3.1.4	attending to all matters necessary for any reorganization, bankruptcy proceedings, dissolution or winding up of a Service Recipient, subject to approval by the relevant Governing Body;

3.1.5	supervising the timely calculation and payment of taxes payable, and the filing of all tax returns, by each Service Recipient;

3.1.6	causing or supervising the preparation of the Service Recipients’ annual financial statements and quarterly interim financial statements (i) to be prepared in accordance with IFRS and audited at least to such extent and with such frequency as may be required by law, regulation or in order to comply with any debt covenants; (ii) to be submitted to the Governing Body of each Service Recipient and (iii) to be used for any public disclosure;

3.1.7	preparing filings for submission to, or required by, relevant regulators;

3.1.8	making recommendations in relation to and effecting the entry into insurance of each Service Recipient’s assets, together with other insurances against other risks, including directors’ and officers’ insurance, as the relevant Service Provider and the relevant Governing Body may from time to time agree;

3.1.9	licensing of the Support Services Supplier’s corporate systems for management of risks (NOC) and for compliance processes (POC);

3.1.10	Providing IT support services, human resources support, as well as providing offices space and support permanently or temporarily to Yield’s employees;

3.1.11	advising the Service Recipients regarding the maintenance of compliance with applicable Laws and other obligations including applicable securities laws and the regulations of any stock exchange on which the securities of Yield are listed; and

3.1.12	providing all such other services as may from time to time be agreed with the Service Recipients that are reasonably related to the Service Recipient’s day-to-day operations.

The Executives shall at all times comply with all obligations under Spanish and other applicable securities laws and regulations and in particular, in relation to protection of price sensitive and other material non-public information, including the establishment of separated areas and internal barriers and controls to ensure due compliance with such regulations.

3.2	Supervision of Support Services Supplier’s Activities

The Support Services Supplier shall, at all times, be subject to the supervision of the Yield’s Executive Management. This notwithstanding, under no event or circumstance one shall deem that any member of the staff of the Support Services Supplier can be considered as an employee of Yield. This agreement does not create any labour relations whatsoever between the Support Services Supplier’s staff and Yield.

3.3	Restrictions on the Support Services Supplier

3.3.1	The Support Services Supplier shall, and shall cause any other Service Provider to, refrain from taking any action that is not in compliance with or would violate any Laws or that otherwise would not be permitted by the Governing Instruments of the Service Recipients. If the Support Services Supplier or any Service Provider is instructed to take any action that is not in such compliance by a Service Recipient’s Governing Body, such person will promptly notify such Governing Body and Yield’s Executive Management of its judgment that such action would not comply with or violate any such Laws or otherwise would not be permitted by such Governing Instrument.

3.3.2	In performing its duties under this Agreement, each member of the Support Services Supplier Group shall be entitled to rely in good faith on qualified experts, professionals and other agents (including on accountants, appraisers, consultants, legal counsel and other professional advisors) and shall be permitted to rely in good faith upon the direction of Yield’s Executive Management to evidence any approvals or authorizations that are required under this Agreement. Additionally, each member of the Support Services Supplier Group shall use Yield’s policies (Nocs) and the existing decision approval system (Noc and Poc) and will follow all Abengoa and Yield corporate policies and processes All references in this Agreement to the Service Recipients or Governing Body for the purposes of instructions, approvals and requests to the Support Services Supplier will refer to the Governing Body.

3.4	Directors & Officers (D&O) Insurance

The Support Services Supplier shall, and shall cause any other Service Provider to, at all times during the term of this Agreement maintain Directors&Officers (D&O) insurance coverage in a maximum amount of TWENTY FIVE MILLION EUROS (€25,000,000).

4	Relationship between the Support Services Supplier and the Service Recipients

4.1	Other Activities

No member of the Support Services Supplier Group (and no Affiliate, director, officer, member, partner, shareholder or employee of any member of the Support Services Supplier Group) shall be prohibited from engaging in other business activities or sponsoring, or providing services to, third parties that compete directly or indirectly with the Service Recipients.

4.2	Independent Contractor, No Partnership or Joint Venture

The parties acknowledge that the Support Services Supplier is providing or arranging for the provision of the Services hereunder as an independent contractor and that the Service Recipients and the Support Services Supplier are not partners or joint venturers with or agents of each other, and nothing herein will be construed so as to make them partners, joint venturers or agents or impose any liability as such on any of them as a result of this Agreement; provided however that nothing herein will be construed so as to prohibit the Service Recipients and the Support Services Supplier from embarking upon an investment together as partners, joint venturers or in any other manner whatsoever.

5	Support Services Supplier and Employees

5.1	Support Services Supplier and Employees

5.1.1	The Support Services Supplier shall arrange, or shall arrange for another member of the Support Services Supplier Group to arrange, for such qualified personnel and support staff to be available to carry out the Services. Such personnel and support staff shall devote such of their time to the provision of the Services to the Service Recipients as the relevant member of the Support Services Supplier Group reasonably deems necessary and appropriate in order to fulfill its obligations hereunder but always under the direction of Yield’s Executive Management. Part of the personnel and support staff will have as their primary responsibility the provision of the Services to the Service Recipients or be dedicated exclusively to the provision of the Services to the Service Recipients.

5.1.2	The Support Services Supplier covenants and agrees to exercise the power and discharge the duties conferred under this Agreement honestly and in good faith, and shall exercise the degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

6	Information and Records

6.1	Books and Records

The Support Services Supplier shall, or shall cause any other member of the Support Services Supplier Group to, as applicable, maintain proper books, records and documents on behalf of each Service Recipient, in which complete, true and correct entries, in conformity in all material respects with IFRS and all requirements of applicable Laws, will be made.

6.2	Examination of Records by the Service Recipients

The relevant member of the Support Services Supplier Group will make available to the Service Recipients and their authorized representatives, for examination during normal business hours on any Business Day, all books, records and documents required to be maintained under Section 6.1 hereof. In addition, the Support Services Supplier Group will make available to the Service Recipients or their authorized representatives such financial and operating data in respect of the performance of the Services under this Agreement as may be in existence and as the Service Recipients or their authorized representatives will from time to time reasonably request, including for the purposes of conducting any audit in respect of expenses of the Service Recipients or other matters necessary or advisable to be audited in order to conduct an audit of the financial affairs of the Service Recipients. Any examination of records will be conducted in a manner which will not unduly interfere with the conduct of the Service Recipients’ activities or of the Support Services Supplier Group’s business in the ordinary course.

6.3	Access to Information by Support Services Supplier Group

6.3.1	Yield shall, and shall cause the other Service Recipients to:

(i)	grant, or cause to be granted, to the Support Services Supplier Group full access to all documentation and information reasonably necessary in order for the Support Services Supplier Group to perform its obligations, covenants and responsibilities pursuant to the terms hereof and to enable the Support Services Supplier Group to provide the Services; and

(ii)	provide, or cause to be provided, all documentation and information as may be reasonably requested by any member of the Support Services Supplier Group, and promptly notify the appropriate member of the Support Services Supplier Group of any material facts or information of which the Service Recipients are aware, including any known, pending or threatened suits, actions, claims, proceedings or orders by or against any member of the Yield Group before any Governmental Authority, that may affect the performance of the obligations, covenants or responsibilities of the Support Services Supplier Group pursuant to this Agreement, including maintenance of proper financial records.

6.4	Additional Information

The parties acknowledge and agree that conducting the activities and providing the Services contemplated herein may have the incidental effect of providing additional information which may be utilized with respect to, or may augment the value of, business interests and related assets in which any of the Service Providers or any of its Affiliates has an interest and that, subject to compliance with this Agreement, none of the Service Providers or any of their respective Affiliates will be liable to account to the Service Recipients with respect to such activities or results; provided, however, that the relevant Service Provider will not (and will cause its Affiliates not to), in making any use of such additional information, do so in any manner that the relevant Service Provider or its Affiliates knows, or ought reasonably to know, would cause or result in a breach of any confidentiality provision of agreements to which any Service Recipient is a party or is bound.

7	Fees and Expenses

7.1	Support Services Fee

7.1.1	Yield, on behalf of the Service Recipients, hereby agrees to pay, during the term of this Agreement, the Support Services Fee. The Support Services Fee shall be pro-rated and paid quarterly in arrears. For purposes of the initial payment hereunder, the Support Services Fee will accrue commencing on the date hereof and will be pro-rated based on the actual number of days during the first Quarter in which this Agreement is in effect.

7.1.2	The parties agree that, in the case of a Subsidiary of Yield as referred to in the second paragraph of Section 2.2 hereof, in addition to the Support Services Fee, a fee will be payable to the Support Services Supplier or any Affiliate designated by it equal to 1% of revenues of that Subsidiary.

7.2	Computation and Payment of Quarterly Support Services Fee Amount

7.2.1	The Support Services Supplier will compute the Support Services Fee for each Quarter as soon as practicable following the end of the Quarter with respect to which such payment is due, but in any event no later than five (5) Business Days following the end of such Quarter and will send the corresponding invoice. A copy of the computations made will thereafter, for informational purposes only, promptly be delivered to Yield. Yield shall remit the corresponding payment sixty (60) days after the invoice date. Payment through a bank confirming document will be acceptable provided that it complies with Abengoa’s collection policies and payment is done thirty (30) days after invoice date. Any dispute relating to the computation of the Support Service Fee for any Quarter shall be resolved in accordance with Section 11 hereof.

7.3	Expenses

Service Recipients will not refund any expenses to the Support Services Supplier unless previously agreed. Yield will bear directly external expenses.

8	Representations and Warranties of the Support Services Supplier and the Service Recipients

8.1	Representations and Warranties of the Support Services Supplier

The Support Services Supplier hereby represents and warrants to the Service Recipients that

8.1.1	it is validly organized and existing under the laws of the Kingdom of Spain;

8.1.2	it, or any another Service Provider, as applicable, holds, and shall hold, such Permits as are necessary to perform its obligations hereunder and is not aware of, or shall inform the Service Recipients promptly upon knowledge of, any reason why such Permits might be cancelled;

8.1.3	it has the power, capacity and authority to enter into this Agreement and to perform its obligations hereunder;

8.1.4	it has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

8.1.5	the execution and delivery of this Agreement by it and the performance by it of its obligations hereunder do not and will not contravene, breach or result in any default under its Governing Instruments, or under any mortgage, lease, agreement or other legally binding instrument, Permit or applicable Law to which it is a party or by which it or any of its properties or assets may be bound, except for any such contravention, breach or default which would not have a material adverse effect on the business, assets, financial condition or results of operations of the Support Services Supplier;

8.1.6	no authorization, consent or approval, or filing with or notice to any Person is required in connection with the execution, delivery or performance by it of this Agreement (besides compliance with U.S. Securities and Exchange Commission and U.K. Financial Services Authority requirements);

8.1.7	this Agreement constitutes a valid and legally binding obligation, enforceable against it in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization and other laws of general application limiting the enforcement of creditors’ rights and remedies generally and (ii) general principles of equity, including standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity; and

8.1.8	it has the technical capabilities and resources to perform the Services or otherwise will retain or subcontract to appropriate professionals to render such Services.

8.2	Representations and Warranties of the Service Recipients

Yield hereby represents and warrants, on its behalf and on behalf of each of the other Service Recipients, to the Support Services Supplier that:

8.2.1	it is validly organized and existing under the Laws of England and Wales;

8.2.2	it, or the relevant Service Recipient, holds such Permits necessary to own and operate the projects and entities that it directly or indirectly owns or operates from time to time and is not aware of any reason why such Permits might be cancelled;

8.2.3	it has the power, capacity and authority to enter into this Agreement and to perform its duties and obligations hereunder;

8.2.4	it has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

8.2.5	the execution and delivery of this Agreement by it and the performance by it of its obligations hereunder do not and will not contravene, breach or result in any default under its Governing Instruments, or under any mortgage, lease, agreement or other legally binding instrument, Permit or applicable Law to which it is a party or by which any of its properties or assets may be bound, except for any such contravention, breach or default which would not have a material adverse effect on the business, assets, financial condition or results of operations of the Service Recipients as a whole;

8.2.6	no authorization, consent or approval, or filing with or notice to any Person is required in connection with the execution, delivery or performance by it of this Agreement (besides compliance with all SEC and FSA requirements); and

8.2.7	this Agreement constitutes a valid and legally binding obligation, enforceable against it in accordance with its terms, subject to: (i) applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization and other laws of general application limiting the enforcement of creditors’ rights and remedies generally; and (ii) general principles of equity, including standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.

9	Liability and Indemnification

9.1	Indemnity

9.1.1	Yield agrees, to the fullest extent permitted by applicable Laws, to indemnify and hold harmless, and to cause each other Service Recipient to indemnify and hold harmless, each member of the Support Services Supplier Group, any of its Affiliates (other than any member of the Yield Group) and any directors, officers, agents, members, partners, stockholders and employees and other representatives of each of the foregoing (each, a “Support Services Supplier Indemnified Party”) from and against any claims, liabilities, losses, damages, costs or expenses (including legal fees) (“Liabilities”) incurred by them or threatened in connection with any and all actions, suits, investigations, proceedings or claims, whether arising under statute or action of a Governmental Authority or otherwise and in connection with the business, investments and activities of the Service Recipients or in respect of or arising from this Agreement or the Services provided hereunder (“Claims”); provided that no Support Services Supplier Indemnified Party shall be so indemnified with respect to any Claim to the extent that such Claim is finally determined by a final and non-appealable judgment entered by a court of competent jurisdiction, or pursuant to a settlement agreement agreed to by such Support Services Supplier Indemnified Party, to have resulted from such Support Services Supplier Indemnified Party’s bad faith, fraud, willful misconduct or gross negligence or, in the case of a criminal matter, conduct undertaken with knowledge that the conduct was unlawful.

9.1.2

If any action, suit, investigation, proceeding or claim is made or brought by any third party with respect to which a Service Recipient is obligated to provide indemnification under this Agreement (a “Third Party Claim”), the Support Services Supplier

Indemnified Party will have the right to employ its own counsel in connection therewith, and the reasonable fees and expenses of such counsel, as well as the reasonable costs (excluding an amount reimbursed to such Support Services Supplier Indemnified Party for the time spent in connection therewith) and out-of-pocket expenses incurred in connection therewith will be paid by the Service Recipient in such case, as incurred but subject to recoupment by the Service Recipient if ultimately it is not liable to pay indemnification hereunder.

9.1.3	The Support Services Supplier Indemnified Party and the Service Recipients agree that, promptly after the receipt of notice of the commencement of any Third Party Claim, the Support Services Supplier Indemnified Party will notify the Service Recipient in writing of the commencement of such Third Party Claim (provided that any accidental failure to provide any such notice will not prejudice the right of any such Support Services Supplier Indemnified Party hereunder) and, throughout the course of such Third Party Claim, such Support Services Supplier Indemnified Party will use its reasonable best efforts to provide copies of all relevant documentation to such Service Recipient, and to keep the Service Recipient apprised of the progress thereof, and to discuss with the Service Recipient all significant actions proposed.

9.1.4	The parties hereto expressly acknowledge and agree that the right to indemnity provided in this Section 9.1 shall be in addition to and not in derogation of any other liability which the Support Services Supplier Indemnifying Party in any particular case may have or of any other right to indemnity or contribution which any Support Services Supplier Indemnified Party may have by statute or otherwise at law.

9.1.5	The indemnity provided in this Section 9.1 shall survive the completion of Services rendered under, or any termination or purported termination of, this Agreement.

9.2	Limitation of Liability

9.2.1	The Support Services Supplier assumes no responsibility under this Agreement other than to render the Services in good faith and will not be responsible for any action of a Service Recipient’s Governing Body in following or declining to follow any advice or recommendations of the relevant Service Provider.

9.2.2	The Service Recipients hereby agree that no Support Services Supplier Indemnified Party will be liable to a Service Recipient, a Service Recipient’s Governing Body (including, for greater certainty, a director or officer of a Service Recipient or another individual with similar function or capacity) or any security holder or partner of a Service Recipient for any Liabilities that may occur as a result of any acts or omissions by the Support Services Supplier Indemnified Party pursuant to or in accordance with this Agreement, except to the extent that such Liabilities are finally determined by a final and non appealable judgment entered by a court of competent jurisdiction to have resulted from the Support Services Supplier Indemnified Party’s bad faith, fraud, willful misconduct or gross negligence, or in the case of a criminal matter, conduct undertaken with knowledge that the conduct was unlawful.

9.2.3	The maximum amount of the aggregate liability of the Support Services Supplier Indemnified Parties pursuant to this Agreement will be equal to the amounts previously paid in respect of Services pursuant to this Agreement in the preceding calendar year by the Service Recipients pursuant to Section 7.

9.2.4	For the avoidance of doubt, the provisions of this Section 9.2 shall survive the completion of the Services rendered under, or any termination or purported termination of, this Agreement.

9.3	Benefit to all Support Services Supplier Indemnified Parties

9.3.1	Yield on behalf of itself and the other Service Recipients, hereby constitute the Support Services Supplier as trustee for each of the Support Services Supplier Indemnified Parties of the covenants of the Service Recipients under this Section 9 with respect to such Support Services Supplier Indemnified Parties and the Support Services Supplier hereby accepts such trust and agrees to hold and enforce such covenants on behalf of the Support Services Supplier Indemnified Parties.

9.3.2	The Support Services Supplier hereby constitutes the Service Recipients as trustees for each Service Recipient’s Governing Body (including, for greater certainty, a director or officer of a Service Recipient or another individual with similar function or capacity) or any security holder or partner of a Service Recipient, of the covenants of the Support Services Supplier under this Section 9 with respect to such parties and the Service Recipients hereby accept such trust and agree to hold and enforce such covenants on behalf of such parties.

10	Term and Termination

10.1	Term

This Agreement shall continue in full force and effect until terminated in accordance with Section 10.2 or Section10.3.

10.2	Termination by the Service Recipients

10.2.1	Yield on behalf of the Service Recipients may, subject to Section 10.2.2, terminate this Agreement effective upon 180 days’ prior written notice of termination to the Support Services Supplier without payment of any termination fee.

10.2.2	This Agreement may only be terminated pursuant to Section 10.2.1 above by Yield with the prior approval of a majority of the independent members of the board of directors of Yield.

10.2.3	Yield hereby agrees and confirms that this Agreement may not be terminated due solely to the poor performance or underperformance of any of their Subsidiaries or the Business or any investment made by any member of the Yield Group on the recommendation of any member of the Support Services Supplier Group.

10.3	Termination by the Support Services Supplier

10.3.1	The Support Services Supplier may terminate this Agreement effective upon 180 days’ prior written notice of termination to the Service Recipients without payment of any termination fee if:

(i)	any Service Recipient defaults in the performance or observance of any material term, condition or agreement contained in this Agreement in a manner that results in material harm to the Support Services Supplier and such default continues for a period of 60 days after written notice thereof specifying such default and requesting that the same be remedied in such 60-day period; or

(ii)	any Service Recipient makes a general assignment for the benefit of its creditors, institutes proceedings to be adjudicated voluntarily bankrupt, consents to the filing of a petition of bankruptcy against it, is adjudicated by a court of competent jurisdiction as being bankrupt or insolvent, seeks reorganization under any bankruptcy law or consents to the filing of a petition seeking such reorganization or has a decree entered against it by a court of competent jurisdiction appointing a receiver liquidator, trustee or assignee in bankruptcy or in insolvency.

10.4	Survival Upon Termination

If this Agreement is terminated pursuant to this Section 10 or Section 11, such termination will be without any further liability or obligation of any party hereto, except as provided in Section 6.4, Section 9, Section 10.5 and Section 1 hereof.

10.5	Action Upon Termination

10.5.1	From and after the effective date of the termination of this Agreement, the Support Services Supplier shall not be entitled to receive the Support Service Fee for further Services under this Agreement, but will be paid all compensation accruing to and including the date of termination (including such day).

10.5.2	Upon any termination of this Agreement, the Support Services Supplier shall forthwith:

(i)	after deducting any accrued compensation, pay over to the Service Recipients all money collected and held for the account of the Service Recipients pursuant to this Agreement;

(ii)	deliver to the Yield’s Executive Management a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Governing Bodies with respect to the Service Recipients; and

(iii)	deliver to the Yield’s Executive Management all property and documents of the Service Recipients then in the custody of the Support Services Supplier Group.

11	General Provisions

11.1	Amendment, Waiver

Yield is entitled to amend the scope of the Services, including by reducing the number of Service Recipients or the nature or description of the Services or otherwise, by providing 180 days’ prior written notice to the Support Services Supplier; provided, however, that Yield may not increase the scope of the Services without the Support Services Supplier’s prior written consent; and provided further, however, that prior to such modification, Yield and the Support Services Supplier shall agree in writing to any modification of the Support Service Fee resulting from such change in scope. Subject to Section 11.1 hereof, in the event that Yield and the Support Services Supplier are unable to agree on a modified Support Service Fee, Yield may terminate this Agreement after the end of such 180-day period by providing 60 days’ prior written notice to the Support Services Supplier.

11.2	Assignment

11.2.1	This Agreement shall not be assigned by the Support Services Supplier without the prior written consent of Yield, except (i) pursuant to Section 2.3 hereof, (ii) in the case of assignment to a Person that is the Support Services Supplier’s successor by merger, consolidation or purchase of assets, in which case the successor shall be bound under this Agreement and by the terms of the assignment in the same manner as the Support Services Supplier is bound under this Agreement, or (iii) to an Affiliate of the Support Services Supplier or a Person that is, in the reasonable and good faith determination of the majority of the independent members of the board of directors of Yield, an experienced and reputable manager, in which case the Affiliate or assignee shall be bound under this Agreement and by the terms of the assignment in the same manner as the Support Services Supplier is bound under this Agreement. In addition, provided that the Support Services Supplier provides prior written notice to the Service Recipients for informational purposes only, nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer or assignment of the Support Services Supplier’ rights under this Agreement, including any amounts payable to the Support Services Supplier under this Agreement, to a bona fide lender as security.

11.2.2	This Agreement shall not be assigned by any of the Service Recipients without the prior written consent of the Support Services Supplier, except in the case of assignment by any such Service Recipient to a Person that is its successor by merger, consolidation or purchase of assets, in which case the successor shall be bound under this Agreement and by the terms of the assignment in the same manner as such Service Recipient is bound under this Agreement.

11.2.3	Any purported assignment of this Agreement in violation of this Section 11 shall be null and void.

11.3	Failure to Pay When Due

Any amount payable by any Service Recipient to any member of the Support Services Supplier Group hereunder which is not remitted when so due will remain due (whether on demand or otherwise) and interest will accrue on such overdue amounts (both before and after judgment) at a rate per annum equal to the Interest Rate.

11.4	Invalidity of Provisions

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction will not affect the validity or enforceability of any other provision hereof. To the extent permitted by applicable law, the parties waive any provision of law which renders any provision of this Agreement invalid or unenforceable in any respect. The parties will engage in good faith negotiations to replace any provision which is declared invalid or unenforceable with a valid and enforceable provision, the economic effect of which comes as close as possible to that of the invalid or unenforceable provision which it replaces.

11.5	Entire Agreement

This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement. There are no warranties, conditions, or representations (including any that may be implied by statute) and there are no agreements in connection with such subject matter except as specifically set forth or referred to in this Agreement. No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made either prior to, contemporaneous with, or after entering into this Agreement, by any party to this Agreement or its directors, officers, employees or agents, to any other party to this Agreement or its directors, officers, employees or agents, except to the extent that the same has been reduced to writing and included as a term of this Agreement, and none of the parties to this Agreement has been induced to enter into this Agreement by reason of any such warranty, representation, opinion, advice or assertion of fact. Accordingly, there will be no liability, either in tort or in contract, assessed in relation to any such warranty, representation, opinion, advice or assertion of fact, except to the extent contemplated above.

For the avoidance of doubt, nothing in this Agreement should be construed or interpreted as an amendment, modification or termination of, or conflict with, any of the Operating and Administrative Agreements. Each such agreement, and all its terms, including payments to be made thereunder, shall survive the entry into this Agreement and shall terminate in accordance with its terms.

11.6	Limitation of Liability

NOTWITHSTANDING ANYTHING ELSE SET OUT HEREIN, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES (INCLUDING LOST PROFITS) ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT, WHETHER THE CLAIM FOR SUCH DAMAGES IS BASED ON WARRANTY, CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE, EVEN IF SUCH PARTY IS ADVISED OF, KNOWS OF OR SHOULD KNOW OF THE POSSIBILITY OR LIKELIHOOD OF SAME.

11.7	Mutual Waiver of Jury Trial

AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

11.8	Consent to Jurisdiction and Service of Process

EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE CITY AND COUNTY OF NEW YORK, BOROUGH OF MANHATTAN, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES HERETO FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH BELOW SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS PARAGRAPH. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

11.9	Governing Law

The internal law of the State of New York will govern and be used to construe this Agreement without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

11.10	Enurement

This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

11.11	Notices

Any notice, demand or other communication to be given under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when delivered personally to the recipient, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; but if not, then on the next Business Day, (iii) one Business Day after it is sent to the recipient by reputable overnight courier service (charges prepaid) or (iv) three (3) Business Days after it is mailed to the recipient by first class mail, return receipt requested. Such notices, demands and other communications shall be sent to the addresses specified below, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Any party may change such party’s address for receipt of notice by giving prior written notice of the change to the sending party as provided herein. Notices and other communications will be addressed as follows:

If to the Service Recipients:

Abengoa Yield plc

[—]

Attn: [—]

Facsimile: [—]

If to the Support Services Supplier:

Abengoa Concessions, S.L.

Campus Palmas Altas

1 Energía Solar Street

Seville, Spain

Attn: [—]

Facsimile: [—]

11.12	Further Assurances

Each of the parties hereto will promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other party hereto may reasonably require from time to time for the purpose of giving effect to this Agreement and will use reasonable efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement.

11.13	Counterparts

This Agreement may be signed in counterparts and each of such counterparts will constitute an original document and such counterparts, taken together, will constitute one and the same instrument.

(Signature pages follow)

In witness whereof, the parties have executed this Agreement as of the date first above written.

ABENGOA YIELD PLC

By:
Name:
Title:

ABENGOA CONCESSIONS, S.L., as Support Services Supplier

By:
Name:
Title:

[Signature page to Support Services Agreement]